<logo> KPMG Peat Marwick LLP

1900
1021 East Cant Street
Richmond. VA 232194023

Independent Auditors' Report

The Board of Directors and Stockholder American Home Funding, Inc.:

We have examined management's assertion about American
Home Funding, Inc.'s compliance with the minimum servicing standards identified in the Mortgage Bankers
Association of America's Uniform Single Attestation
Program for Mortgage Bankers (USAP) as of and for the year ended November 30, 1996 included in the accompanying management assertion. Management is responsible for American Home Funding, Inc.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public
Accountants and, accordingly, included examining, on a text basis, evidence about American Home Funding Inc.'s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.
Our examination does not provide a legal determination on American Home Funding Inc.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that American Home
Funding, Inc. complied with the aforementioned minimum servicing standards as of and for the year ended November
30, 1996 is fairly stated, in all material respects.

/s/KPMG Peat Marwick LLP
January 9, 1997